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                                                                    EXHIBIT 99.1


[LETTERHEAD OF HAWAIIAN AIRLINES, INC.]


                 HAWAIIAN AIRLINES NEEDS UNION RATIFICATION TO
                    ENSURE CRITICAL INVESTMENT BY AIP, L.P.

     HONOLULU -- Hawaiian Airlines, Inc. said today it may have to halt operations and file for Chapter 11 bankruptcy protection if its unionized employees do not ratify certain modifications to union contracts that are required to consummate the pending $20 million financial investment from Airline Investors Partnership, L.P. (AIP).

     Bruce R. Nobles, Hawaiian's chairman, president and chief executive officer, said that the company's current cash position would not be able to sustain operations beyond January 18 unless the company receives additional cash before that date. Because the AIP investment is not scheduled to be completed until January 31, AIP is prepared to make an interim "bridge" loan to the company so that it can continue operating until the end of the month.

     However, Nobles does not expect AIP to make the bridge loan or complete its investment if the unions do not ratify the contract modifications. Nobles explained that this could force the company into Chapter 11 bankruptcy and cause it to suspend all operations.

     "Contrary to recent reports, the AIP proposal is the only offer currently on the table," said Nobles. Hawaiian Airlines has been actively seeking an equity infusion since early 1995.

     The company's agreement with AIP calls for the company to reach agreements with certain of its creditors and with its principal labor unions.

     The company reached an agreement last month with its largest creditor, American Airlines, which would restructure past due payments related to Hawaiian's leasing of DC-10 aircraft and reduce lease rents into the future. The agreement is contingent on consummation of the AIP transaction.

     Tentative agreements with the unions were reached in December but are subject to the ratification now being sought.


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     Nobles said the company remains "extremely hopeful" that its employees who vote between now and January 15 will vote in favor of the agreements negotiated earlier between the company and its union leaders. The unions involved are the Air Line Pilots Association, the Association of Flight Attendants, the International Association of Machinists, and the Transport Workers Union.

     "We are proud to report that in 1995, Hawaiian achieved its strongest operating performance in nearly a decade. With the $20 million investment, a more profitable cost structure, and a sound business plan now in place, Hawaiian has every opportunity for a very bright future," said Nobles. "Now we need the employees' support to move ahead," Nobles added.

     If the employees ratify their contract modifications, the company expects to seek approval of the AIP transaction by the company's shareholders at a special shareholders meeting.*

     Hawaiian Airlines pioneered air service in Hawaii in 1929. The company currently employs more than 2,400 people and provides more than 160 daily jet flights among the Hawaiian Islands and between Hawaii and points on the U.S. West Coast and South Pacific.


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* This press release does not constitute a solicitation of proxies for the special meeting. Solicitations will be made by definitive proxy materials that will be distributed to shareholders prior to the meeting.